UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported):

April 8, 2016 (April 4, 2016)

DJO Finance LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(760) 727-1280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2016 Bonus Plan

On April 4, 2016, the Compensation Committee of the Board of Directors of the Company approved the incentive bonus plan for 2016 for management, including the executive officers of the Company (2016 Bonus Plan). As with prior annual bonus plans, under the 2016 Bonus Plan each executive officer (other than the CEO) has the opportunity to earn up to 70% of such executive’s annual base salary as a target bonus (Target Bonus). Pursuant to his employment agreement, the Target Bonus percentage for Mike Mogul, our Chief Executive Officer, is 100% of his annual base salary. For all of the participants in the 2016 Bonus Plan, 50% of their Target Bonus is based on full-year financial performance and 50% on quarterly financial performance. Payment of the quarterly bonuses will be based on achievement of year-to-date financial performance targets based on three month, six month, nine month and twelve month cumulative results.

Under SEC Rules, disclosure of compensation information is required for the “named executive officers” (NEOs). For 2016, the NEOs are Mr. Mogul, Ms. Crawford, Mr. Shirley, Ms. Kestler and Mr. Northern. For NEOs and other executive officers, other than the Presidents of the Company’s Business Units, 30% of their annual and quarterly target bonuses are based on meeting the Company’s revenue targets, 50% of their annual and quarterly target bonuses are based on meeting the Company’s Adjusted EBITDA targets, and 20% of their annual and quarterly target bonuses are based on meeting the Company’s Total Free Cash Flow targets for such periods.

For Mr. Shirley, President of the DJO Surgical Business Unit, as well as for the Presidents of the Company’s other Business Units, 10% of their annual and quarterly target bonuses will be based on meeting the Company’s Adjusted EBITDA targets, 20% of their annual and quarterly target bonuses are based on meeting the Company’s Total Free Cash Flow targets, 35% of their annual and quarterly target bonuses will be based on meeting the revenue targets of their respective Business Units, and 35% of their annual and quarterly target bonuses will be based on meeting the Adjusted EBITDA targets of their respective Business Units.

Partial bonus payments of 25% of the Target Bonus for the applicable financial metric will be awarded for achieving the stated minimum thresholds for 2016 revenue, Adjusted EBITDA and Free Cash Flow for the applicable periods, with the bonus amount increasing linearly from 25% to 100% of the Target Bonus for performance between the threshold amount and the applicable financial target. As with prior bonus plans, the 2016 Plan also provides for a Supplemental Bonus based on full year performance pursuant to which the executive officers (other than Mr. Mogul) may earn an additional bonus of up to 100% of their applicable Target Bonus if the Company’s financial performance exceeds the applicable target by stated percentages for revenue, Adjusted EBITDA and Free Cash Flow. Pursuant to his employment agreement, Mr. Mogul is eligible for a supplemental bonus of up to 50% of his base salary upon achievement of the same performance criteria for the Supplemental Bonus. As with prior bonus plans, the effects of foreign currency translation are excluded from the financial calculations under the 2016 Bonus Plan.

Salary Increases for Named Executive Officers

On April 4, 2016, the Compensation Committee of the Board of Directors of the Company approved salary adjustments for executive officers, including several of the NEOs. Pursuant to this action, the annual base salaries of the following NEOs were increased: Mike Mogul, Chief Executive Officer, from $750,000 to $850,000; Brady Shirley, President, DJO Surgical, from $445,000 to $475,000; and Jeanine Kestler, Executive Vice President, Global Human Resources, from $375,000 to $387,000.

Retirement of Chief Financial Officer

On April 4, 2016, Susan Crawford, the Company’s Chief Financial Officer, announced that she had decided to retire. The Company is in discussions with Ms. Crawford regarding her departure date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

DJO FINANCE LLC

Date: April 8, 2016

	By:	/s/ DONALD M. ROBERTS
	Name:	Donald M. Roberts
	Title:	Executive Vice President & General Counsel